Exhibit 4.1
DESCRIPTION OF CAPITAL STOCK
A brief summary of the material terms of our capital stock is set forth below. The description is qualified in its entirety by reference to our Articles of Incorporation, as amended (the “Articles”) and Amended and Restated Bylaws (the “Bylaws”) that are filed as exhibits to the Form 10-K of which this Exhibit is a part. The following description of our capital stock and provisions of our Articles and Bylaws is only a summary of such provisions and instruments, and does not purport to be complete. As used in this Exhibit, the terms “Camden National Corporation,” “Camden,” the “Company,” “we,” “us,” “our,” and other similar references refer only to Camden National Corporation and not to any of its subsidiaries.
Authorized Capital Stock
Our authorized capital stock consists of 40,000,000 shares of common stock, without par value (the “common stock”). The number of authorized shares of our common stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of a majority of our stock entitled to vote. At this time, we are not authorized under the terms of our Articles to issue any class or series of preferred stock, and we have no shares of preferred stock issued or outstanding.
Common Stock
The following is a description of the material terms and provisions of our common stock. See the Articles and Bylaws for a more complete description of the terms of our common stock.
Issuance of Common Stock

The Company is authorized to issue up to 40,000,000 shares of common stock without shareholder approval. However, the common stock is listed on the Nasdaq Stock Market, which requires shareholder approval of the issuance of additional shares of common stock under certain circumstances.

Dividends
Subject to the preferential rights of any other class or series of stock, holders of shares of our common stock will be entitled to receive dividends out of funds legally available for distribution, if and when they are authorized and declared by our board of directors, in such amounts as our board of directors may determine.
Our ability to pay dividends on our common stock:
•depends primarily upon the ability of our subsidiary, Camden National Bank, to pay dividends or otherwise transfer funds to us; and
•is subject to policies established by our banking regulators (see “Item 1. Business - Supervision and Regulation” of the Form 10-K of which this Exhibit is a part for a more detailed description of limitations on our ability to pay dividends).

Liquidation Rights
In the event we are liquidated, dissolved or our affairs are wound up, after we pay or make adequate provision for all of our known debts and liabilities, each holder of common stock will receive dividends pro rata out of assets that we can legally use to pay distributions, subject to any rights that are granted to the holders of any class or series of preferred stock.
Preemptive, Redemption, and Conversion Rights
The holders of our common stock do not have any preemptive rights. There are no subscription, redemption, conversion or sinking fund provisions with respect to our common stock.
Voting Rights
Except as otherwise required by law and except as provided by the terms of any other class or series of stock, holders of common stock have the exclusive power to vote on all matters presented to our stockholders, including the election of directors. Holders of common stock are entitled to one vote per share.

Exhibit 4.1
Generally, matters to be voted on by our stockholders must be approved by a majority of the votes cast at a meeting of stockholders in which a quorum is present, including the election of directors in an uncontested election, subject to state law and any voting rights granted to any holders of preferred stock. In any meeting in which directors are to be elected, however, if the number of nominees exceeds the number of directors to be elected, directors will be elected by a plurality of the votes cast.
Other Rights
Subject to the preferential rights of any other class or series of stock, all shares of common stock have equal dividend, distribution, liquidation and other rights, and have no preference, appraisal or exchange rights, except for any appraisal rights provided by Maine law. Holders of common stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities.

Certain Anti-Takeover Provisions
Certain provisions of our Articles and Bylaws, and certain provisions of Maine law applicable to our business, may discourage or make more difficult a takeover attempt that a stockholder might consider in his or her best interest. These provisions may also adversely affect prevailing market prices for our common stock. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure us and outweigh the disadvantage of discouraging those proposals.
Classified Board
Our board of directors is divided into three classes, each of which serves until the third annual meeting of shareholders after their election, with one class being elected each year.
Advance Notice Requirements
Our Bylaws require that shareholders provide the Company’s Secretary notice not less than 90 days nor more than 120 days before the first anniversary of the preceding year’s annual meeting for the purpose of nominating any director candidate. If the date of the annual meeting is advanced by more than 30 days before or delayed by more than 60 days after the preceding year’s annual meeting, notice will be timely if it is delivered not earlier than 120 days before and not later than 90 days before the annual meeting or 10 days after public announcement of the date of the annual meeting is first made.
Maine Business Corporation Act
As a Maine corporation, we are subject to the Maine Business Corporation Act (the “Act”), certain provisions of which may have an anti-takeover effect.
Section 702 of the Act
Section 702 of the Act provides that special meetings of shareholders may be called only (i) by a majority of the board of directors, (ii) by the person or persons authorized to do so by the Articles or Bylaws, or (iii) by the holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the special meeting. Under the Act, we are permitted to amend our Articles to fix a lower percentage, or a higher percentage not exceeding 25% of all the votes entitled to vote on any issue proposed to be considered, of the requisite holders to call a special meeting.

Section 1109 of the Act
Section 1109 of the Act is an antitakeover law that generally prohibits us from engaging in a “business combination” with an “interested shareholder” for a period of five years after the date of the transaction in which the person becomes an interested shareholder, unless either (1) the business combination is approved by our board of directors prior to that person becoming an interested shareholder or (2) subsequent to the date of the transaction in which the person becomes an interested shareholder, the business combination is approved by our board of directors and authorized by the holders of a majority of our outstanding voting stock not beneficially owned by the interested shareholder or any affiliate or associate of the interested shareholder or by persons who are either directors or officers and also employees of the Company.
An “interested shareholder” is any person, firm or entity that is directly or indirectly the beneficial owner of 25% or more of our outstanding voting stock, other than by reason of a revocable proxy given in response to a proxy solicitation conducted in accordance with the Exchange Act which is not then reportable on a Schedule 13D under the Exchange Act.

Exhibit 4.1
We may at any time amend our Articles or Bylaws, by vote of the holders of at least 66 2/3% of our voting stock, to elect not to be governed by Section 1109.
Section 1110 of the Act
Section 1110 of the Act generally provides our shareholders with the right to demand payment from a person or group of persons which become a “controlling person” of an amount equal to the fair value of each voting share in the Company held by the shareholder. A “controlling person” generally is defined to mean an individual, firm or entity (or group thereof) that has voting power over at least 25% of our outstanding voting shares. Such a demand must be submitted to the controlling person within 30 days after the controlling person provides required notice to our shareholders of the acquisition or transactions which resulted in such person or group becoming a controlling person.